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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                           the Securities Act of 1934


                Date of Report (Date of Earliest Event Reported)
                                  July 11, 2003


                         General Growth Properties, Inc.
             (Exact name of registrant as specified in its charter)

          Delaware                 1-11656                    42-1283895
          --------                 -------                    ----------
      (State or other            (Commission               (I.R.S. Employer
      jurisdiction of            File Number)               Identification
       incorporation)                                           Number)
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                  110 N. Wacker Drive, Chicago, Illinois 60606
               (Address of principal executive offices) (Zip Code)


                                 (312) 960-5000
                                 --------------
              (Registrant's telephone number, including area code)


                                       N/A
          (Former name or former address, if changed since last report)


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ITEM 5.       OTHER EVENTS.

         On June 11, 2003, GGP Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), through an indirect subsidiary, acquired 100% of Saint Louis Galleria, an enclosed mall in St. Louis, Missouri.
The interest in Saint Louis Galleria was acquired from Hycel Partners I, L.P., a
Delaware limited partnership. General Growth Properties, Inc. (the "Company"), a
Delaware corporation and the general partner of the Operating Partnership, holds an approximate 76% general partnership interest in the Operating Partnership.

         The aggregate consideration paid for Saint Louis Galleria was approximately $235 million (subject to certain prorations and adjustments). The consideration was paid from cash on hand, including proceeds from refinancings of existing long-term debt and an approximately $176 million short-term acquisition loan which initially bears interest at LIBOR plus 105 basis points.
After October 2003, depending upon certain factors, the interest rate spread on the loan could vary from 85 basis points to 165 basis points. The loan requires monthly payments of interest only, is scheduled to mature in October 2005, and is subject to three one-year, no-cost extension options.

         Saint Louis Galleria opened in 1986 and was expanded in 1991, 1995 and 2002. It is a two-level mall containing approximately 1.2 million square feet of gross leaseable area. Saint Louis Galleria is anchored by Famous Barr, Lord &
Taylor, Dillard's and Mark Shale and contains approximately 165 mall shops.
Saint Louis Galleria is currently approximately 94% occupied.

         On June 12, 2003, the Operating Partnership, through an indirect subsidiary, acquired 100% of Coronado Center, an enclosed mall in Albuquerque, New Mexico. The interest in Coronado Center was acquired from Coronado Center
Trust, a New Mexico Trust. The aggregate consideration paid for Coronado Center was approximately $175 million (subject to certain prorations and adjustments).
The consideration was paid in the form of cash borrowed under an existing unsecured revolving credit facility and an approximately $131 million short-term acquisition loan which initially bears interest at LIBOR plus 85 basis points.
After October 2003, depending upon certain factors, the interest rate spread on the loan could vary from 90 basis points to 195 basis points. The loan requires monthly payments of interest only, is scheduled to mature in October 2005, and is subject to three one-year, no-cost extension options.

         Coronado Center opened in 1964 and has been renovated and expanded numerous times, most recently in 1995. It is a two-level mall containing approximately 1.2 million square feet of gross leaseable area. The mall is anchored by Macy's, Foley's, Mervyn's, JCPenney and Sears and contains approximately 150 mall shops. Coronado Center is currently approximately 95% occupied.

         On July 1, 2003, the Operating Partnership acquired the 49% ownership interest in GGP Ivanhoe III, Inc. which was held by the Company's joint venture partner (Ivanhoe Cambridge, Inc. of Montreal, Canada ("Ivanhoe")), thereby increasing the Company's ownership interest to a full 100%. Following the completion of the transaction described below, GGP Ivanhoe III, Inc. holds a 100% ownership in seven enclosed regional malls.

         Concurrently with the transaction described above, a new joint venture,



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GGP Ivanhoe IV, Inc., was created between the Operating Partnership and Ivanhoe to own Eastridge Mall, which previously had been owned by GGP Ivanhoe III, Inc.
No gain or loss will be recognized on the transfer of Eastridge Mall by GGP
Ivanhoe III, Inc. The Operating Partnership's ownership interest in GGP Ivanhoe
IV, Inc. is 51% and Ivanhoe's ownership interest is 49%.

         The aggregate consideration for the 49% ownership interest in GGP
Ivanhoe III, Inc. was approximately $459 million (subject to certain prorations and adjustments). Approximately $268 million of existing mortgage debt was assumed in connection with this acquisition with the balance of the aggregate consideration, or approximately $191 million, being funded from proceeds from the refinancing of existing long-term debt and new mortgage loans on previously unencumbered properties.




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ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

(a), (b) The requisite financial information with respect to the acquisitions will be filed under cover of Form 8-K/A as soon as practicable, and in any event not later than 60 days after the date that this Form 8-K has been filed.

(c)  Exhibits

Not applicable


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                GENERAL GROWTH PROPERTIES, INC.


                                                By: /s/ Bernard Freibaum
                                                    ---------------------------
                                                    Bernard Freibaum
                                                    Executive Vice President and
                                                    Chief Financial Officer

Date:  July 11, 2003